EXHIBIT 10.75

ARKADOS, INC.

METER COLLAR PLC AND IHB PLC

LICENSE AGREEMENT

THIS METER COLLAR PLC AND IHB PLC LICENSE AGREEMENT (this “Agreement”) is made as of 1st day of October, 2014 (the “Effective Date”) between Arkados, Inc., having an office at 211 Warren Street, Suite 320, Newark, New Jersey 07103 (“Licensor”) and Tatung Co., a Taiwan corporation having an office at 22, Chungshan North Road, 3rd Section, Taipei, Taiwan 104(“Tatung” or “Licensee”).

1.	Definitions. Whenever used in this Agreement, the terms set forth in this Section 1 will have the meanings set forth below. Other terms are defined throughout this Agreement as they first appear. Where the context so indicates, a word in the singular form will include the plural and vice versa.

“Confidential Information” means any and all technical and non-technical information, including trade secrets, know-how and proprietary information, firmware, designs, schematics, techniques, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plans or financial or personnel matters relating to either party or its present or future products, sales, suppliers, licensees, employees, investors or affiliates and disclosed or otherwise supplied in confidence by either party to the other party. Confidential Information disclosed (i) in a written or other tangible form pursuant to the parties performing their obligations under this Agreement will be clearly marked with a “confidential” legend or other comparable legend, or (ii) orally or visually will be identified as confidential at the time of disclosure. Confidential Information will not include information to the extent that: (a) such information is or becomes publicly available other than through any act or omission of either party in breach of this Agreement; (b) such information was received by the receiving party, other than under an obligation of confidentiality, from a third party who had no obligation of confidentiality to the other party; (c) such information was in the possession of the receiving party at the time of the disclosure or was independently developed by the receiving party as proven by documentary evidence; or (d) any applicable regulation, court order or other legal process requires the disclosure of such information, provided that prior to such disclosure the disclosing party will give notice to and will cooperate with the other party so that the other party may take reasonable steps to oppose or limit such disclosure, and that the disclosing party does not disclose any more information than strictly necessary to comply with such legal process. The burden of proof that Confidential Information falls into any one of the above exemptions will be borne by the party claiming such exemptions.

“Derivative” means: (i) for copyrightable or copyrighted material, any translation (including translation into other computer languages), modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvements thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent or trade secret.

“Effective Date” means the date indicated as the Effective Date on the first page of this Agreement.

“IHB PLC” means In-Home Bridge programmable logic controller software that operates on or in connection with a single in-home control device, such as a thermostat.

“Intellectual Property Rights” means any and all patents, copyrights, trademarks, trade secrets and other intellectual property rights in any country of the world or contract rights having the equivalent effect.

“Meter Collar PLC” means programmable logic controller software that operates on or in connection with a single utility meter, such as a power meter.

“Software” means the Meter Collar PLC and the IHB PLC collectively.

“Technology” means algorithms, concepts, data, designs, developments, documentation, discoveries, HTML, XML and other codes, inventions, methods, multimedia files (including audio, graphic, photographic, and video files), object code, procedures, programs, source code, text, documentation, web pages and any other item generally recognized as technology in Licensor’s or Licensee’s industry.

“Third Party Technology” means any and all Technology owned by a third party which is included in the Software.

2.	Grant of License. Upon payment for each the Software, Licensor hereby grants to the Licensee, and the Licensee hereby accepts a worldwide, non-exclusive, transferable license to use or exploit—including to sell, lease, rent, or otherwise provide services or products, commencing on the date of this Agreement and continuing in perpetuity. The Licensor is the owner of the Software.

3.	Restrictions. The Software has been developed at great effort and expense and is valuable intellectual property of the Licensor. Licensee shall not, nor permit any person to: (i) reverse engineer, reverse compile, decrypt, disassemble, or otherwise attempt to derive the source code of the Software (except to the extent that this restriction is expressly prohibited by law); (ii) copy, modify, translate, or create derivative works of the Software; (iii) sublicense, resell, rent, lease, distribute, embed, market, commercialize, or otherwise transfer rights or usage to the Software (except as a single instance sublicense of the copy provided to Licensee hereunder); (iv) remove, modify, or obscure any copyright notices or other proprietary notices or legends appearing on or in the Software, or any portion thereof; (v) transfer, use, or export the Software in violation of any applicable laws, rules, or regulations of any government or governmental agency; or (vi) use the Software or any system services accessed through the Software to disrupt, disable, or otherwise harm the operations, software, hardware, equipment, and/or systems of a business, institution, or other entity, including, without limitation, exposing the business, institution, or other entity to any computer virus, trojan horse, or other harmful, disruptive, or unauthorized component.

4.	Technical Support. Arkados agrees to provide Licensee with technical support services which include periodic distribution of bug fixes and minor enhancements as updates scheduled by Arkados. Installation support inquiries by telephone will be accepted by Arkados during normal business hours. Technical support email inquiries are accepted at any time and will be answered during normal Arkados business hours. Arkados will attempt to respond to inquiries within one (1) business day.

5.	Updates/New Versions. The Licensor shall, on an ongoing basis provide the Licensee with any updates to the Software that are developed by Licensor, including any Third Party Technology, provided however, that any new release version of the Software designated as such shall not be considered an update and shall be subject to the payment of additional fees relating thereto.

6.	License Fee, Royalty, other Fees and Payment Terms.

6.1.	License Fees. Licensee shall pay Licensor of the fees set forth on the attached Exhibit “A”.

6.2.	Payments. Licensor will invoice Licensee upon receipt of a purchase order requesting a certain number of copies of the Software to be licensed. Licensee’s payment will become due and payable in United States currency within thirty (30) days of receipt of Licensor’s invoice.

6.3.	Late Payment Fees. Licensee is liable for a late payment fee calculated daily at the rate of 0.5% of the invoiced amount per month (or any part thereof unpaid) beginning with the thirtieth (30th) day after the invoice date and continuing to accrue monthly until payment in full is received, provided however, that the aggregate liability of Licensee under this section 6.3 shall not exceed the aggregate past-due invoiced amounts. Non-payment for more than ninety (90) days after invoice date shall constitute a material breach of this Agreement entitling Arkados immediately to discontinue any and all services to Licensee without liability to Arkados of any kind for such termination.

6.4.	Sales and Use Taxes. Licensee agrees that Licensor’s fees and charges shall not include any sales, use, excise, withholding or similar taxes, if any, which may be assessed by authorities on the Software at any time (excepting taxes on Licensor’s net income). Furthermore, Licensee agrees to reimburse Licensor for these taxes or in lieu thereof, Licensee will provide Licensor with a certificate acceptable to the taxing authorities exempting Licensor from any obligation to pay these taxes.

7.	Term/Termination.

This Agreement will become effective beginning on the date hereof and shall continue from year to year thereafter (i.e., each being an annual term), unless one of the parties give the other party sixty (60) days advance written notice of cancellation.

8.	Confidentiality Obligations. Each party will at all times, both during the Term and for a period of five (5) years thereafter, keep in confidence all of the other party’s Confidential Information, and will not use such Confidential Information, directly or indirectly, without the other party’s prior written consent. Neither party will disclose the other party’s Confidential Information to any person except its employees and independent contractors to whom it is necessary to disclose the Confidential Information for purposes permitted under this Agreement and who have agreed to receive it under terms at least as restrictive as those specified in this Agreement. For the avoidance of doubt, the foregoing includes the making of any public statements by a party unless authorized. Each party will take commercially reasonable measures to maintain the confidentiality of the other party’s Confidential Information, but never less than the standard of care that an ordinarily prudent business would exercise to maintain the secrecy of its own confidential information. Each party will immediately give notice to the other party of any unauthorized use or disclosure of the other party’s Confidential Information of which it becomes aware. Either party may disclose this Agreement to its auditors or federal and regulatory agencies, or upon the order of any court of competent jurisdiction; provided that prior to disclosure the receiving party shall inform the other party of such disclosure and shall cooperate with the disclosing party in seeking any protective order.

9.	Ownership.

9.1.	The Software, enhancements, and documentation contain copyrighted material and other proprietary material and information of Arkados and/or its licensors. Arkados and/or its licensors shall retain all right, title, and interest, including all intellectual property rights, in and to the Software, enhancements, and documentation. Licensee will not remove, alter, or destroy any form of copyright notice, proprietary markings, or confidential legends placed upon or contained within the Software, enhancements, or documentation, or any component thereof.

9.2.	No Challenge. The Licensee expressly agrees that it will not challenge, contest, or dispute the Licensor's claim, right, or title to the Software or the trade secret status of any of the Software in any manner or form, either directly or indirectly, and the Licensee shall indemnify and hold harmless the Licensor from any and all claims, disputes, actions, damages, and costs incurred by the Licensor as a result of the breach of this section.

9.3.	Third Party License. This Agreement shall not waive, affect or impair the Licensor's right to grant exclusive or nonexclusive licenses relating to Software to third parties.

8.	Warranties.
8.1.	Arkados represents and warrants as follows:

a.	to the best of its knowledge, it has good, valid, legal title to the Software, to its knowledge, it has all rights necessary to provide the Software to Licensee for the purposes of this Agreement, and the Software is not the subject of a pending claim for infringement of any U.S. copyright or the subject of any existing U.S. patent.

b.	that it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

c.	this Agreement has been duly and validly executed and delivered by Arkados and constitutes the valid and binding Agreement of Arkados, enforceable against Arkados in accordance with its terms;

d.	it and its subcontractors will perform the services in material conformity to the specifications in a professional and workmanlike manner;

e.	Arkados computer code will avoid producing erroneous output or otherwise malfunctioning, with respect to date data or otherwise, and will interact or interface with Licensee or any third parties as set forth in the technical specifications pertaining thereto; and

f.	it will maintain the necessary insurance coverage as mandated by law or as reasonably required to provide the Deliverables.

8.2.	Tatung represents and warrants as follows:

a.	that it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

b.	this Agreement has been duly and validly executed and delivered by Tatung and constitutes the valid and binding Agreement of Tatung, enforceable against Tatung in accordance with its terms.

9.	Limited Warranty. THE SOFTWARE, DOCUMENTATION, AND SUPPORT SERVICES ARE PROVIDED TO LICENSEE ON AN ‘AS IS’ AND ‘WHERE IS’ BASIS AND WITHOUT WARRANTY OF ANY TYPE OR KIND. ARKADOS HEREBY EXPRESSLY DISCLAIMS AND EXCLUDES ON BEHALF OF ITSELF AND ITS LICENSORS ALL WARRANTIES AND CONDITIONS, WHETHER STATUTORY, EXPRESS, IMPLIED, OR OTHERWISE, WITH RESPECT TO THE SOFTWARE, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

10.	DISCLAIMER REGARDING products. WITH THE EXCEPTION OF WARRANTIES PROVIDED BY ANY THIRD PARTIEs for software INCLUDED IN the SoFTWARE, All SOFTWARE and third party technology delivered to Licensee under this agreement is without warranty of any kind from Arkados. This disclaimer includes any implied warranties of merchantability and fitness for a particular purpose and any warranties of non-infringement or otherwise. ARKADOS does not warrant (i) that the Software will run properly on all hardware or systems or operate in ALL combinations which may be selected for use by a user, or (ii) that ITS operation will be uninterrupted or error free.

11.	Limitation of LIABILITY.

11.1.	Direct Damages. EXCEPT FOR THE UNAUTHORIZED USE OF THIRD PARTY SOFTWARE OR PRODUCTS IN DELIVERABLES TO LICENSEE, Arkados’ LIABILITY for damages or indemnity under this Agreement, regardless of the form of action, will not exceed per claim and in the aggregate the total amount ACTUALLY paid by Licensee to Arkados under thIS Agreement DURING THE TWELVE (12) MONTHS PRECEDING THE EVENTS giving rise to the liability.

11.2.	EXCEPT FOR THE UNAUTHORIZED USE OF THIRD PARTY SOFTWARE, No Consequential Damages. In no event will Arkados be liable TO LICENSEE for any indirect, incidental, special or CONSEQUENTIAL damages, including loss of profits, revenues, data, use, any other economic advantage, incurred by Licensee ARising out of OR RELATING TO this Agreement, under any theory of liability, whether in an action in contract, strict liability, tort (including negligence) or other legal or equitable theory.

12.	Dispute Resolution Process.

12.1.	Dispute Resolution. The parties agree to meet and confer in good faith on all matters of common interest or all controversies, claims, or disputes (“Dispute”) which materially affect the performance of either party under this Agreement. As soon as a Dispute is recognized by either party, it will communicate the substance of such Dispute to each party’s Primary Contact. Once a Dispute has been raised, the Primary Contacts will make all reasonable efforts to reach a resolution within two (2) weeks after the Dispute has been identified. If the Dispute cannot be resolved between the parties’ respective Primary Contacts, then the parties will submit such matters to their respective executive management, who will make all reasonable efforts to reach a resolution within thirty (30) days after the Dispute has been referred to them. For purposes hereof, the “Primary Contact” for each party shall be the person designated for Notice in Section 14.5 of this Agreement.

12.2.	Arbitration. All Disputes arising out of or relating to this Agreement, which cannot first be resolved in accordance with Section 12.1, will be submitted to binding arbitration in San Francisco, California under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”). The arbitration will be conducted by one impartial arbitrator selected by mutual agreement or by three arbitrators (one chosen by each party and the third chosen by agreement of the designated arbitrators) if the parties are unable to agree on a single arbitrator within thirty (30) days after the first demand by one party to the other for arbitration. Any arbitrator(s) selected will have appropriate experience in the field of information technology services. The proceedings will be held in a geographically neutral and reasonably convenient location to both parties. A court reporter will record the arbitration hearing, and the reporter’s transcript will be the official transcript of the proceeding. The arbitrator(s) will have no power to add or detract from the agreements of the parties and may not make any ruling or award that does not conform to the terms and conditions of this Agreement. The award of the arbitrator will include a written explanation of the decision and specify the basis for any damage award and the types of damages awarded. The decision of the arbitrator(s) will be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party. The prevailing party in the arbitration proceedings will be awarded reasonable attorneys’ fees, if any, and all other costs and expenses of the proceedings, unless the arbitrator(s), for good cause, determine otherwise. The foregoing, however, will not prevent or limit in any way either party’s right to apply to a court of competent jurisdiction for a temporary restraining order, preliminary or permanent injunction, or other similar equitable relief.

12.3.	Creation, Maintenance and Retention of Records. The Licensee agrees to keep records showing the lease, sale, licensing, or other disposition of Licensed services and products in sufficient detail to enable Arkados to accurately determine subscriber levels. The Licensee shall permit the Arkados or its duly authorized agent to inspect all such records and to make copies of or extracts from such records at all the Licensee's business premises during all regular business hours throughout the term of this Agreement and for a reasonable period of not less than five (5) years thereafter. In the event that the Licensee shall move any of such records, the Licensee shall first give at least thirty (30) days' prior written notice to the Arkados and give the Arkados the opportunity to copy any and all records intended to be moved. Such examinations are to be made at the expense of the Arkados by any auditor appointed by the Arkados who shall be acceptable to the Licensee, or, at the option and expense of the Arkados, by a Certified Public Accountant appointed by the Arkados. If any such audit discloses that fees have been underpaid by an amount exceeding five percent (5%), the Licensee shall pay the full costs of the audit, along with all royalties payable, and interest calculated from the date such amount was originally due, at the prime rate published in the Wall Street Journal on such date. All such records shall be retained for a period of at least five (5) years after the termination or expiration of this Agreement.

13.	Miscellaneous.
13.1.	Entire Agreement. This Agreement, including all exhibits and schedules hereto, which shall be deemed incorporated by reference, represents the entire Agreement between the parties and shall not be modified except in writing executed by both parties.

13.2.	Insolvency. If either party shall be adjudged bankrupt, or become insolvent, or make an assignment for the benefit of creditors, or be placed in the hands of a receiver or a trustee in bankruptcy, the other party may terminate this Agreement by giving thirty (30) days' notice by registered or certified mail to the defaulting party, specifying the bases for termination. If within thirty (30) days after the receipt of such notice, the party who received notice shall remedy the condition forming the basis for termination, such notice shall cease to be operative and this Agreement shall continue in full force and effect.

13.3.	Taxes. The parties shall cooperate to segregate the payment of fees into the following: (i) those for deliverables not subject to any VAT, GST, sales, use or other similar taxes; and (ii) those for which a VAT, GST, sales, use or other similar tax is to be paid or has already been paid. In addition, each party shall reasonably cooperate with the other to more accurately determine a party's tax liability and to minimize such liability, to the extent legally permissible. Each party shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, treaty certification and any other exemption certificates or information requested by a party.

13.4.	Residual Knowledge. Nothing herein shall be construed to prevent or in any way limit Arkados from using general knowledge, skill, and expertise acquired in the performance of this Agreement in any current or subsequent endeavors. Licensee shall have no interest in such endeavors.

13.5.	Survival. The provisions of Sections 4 (to the extent of any amounts due from Licensee), 6, 7, 8, 9, 10, 11, 12, 13, and 14 of this Agreement shall survive the early termination (for any reason) or expiration of this Agreement.

13.6.	Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be deemed effectively delivered upon receipt by personal delivery, overnight courier service, or facsimile as confirmed by transmission receipt. Any party may change its address for such communications by giving an appropriate written notice to the other party conforming to this Section.

If to Licensee:	If to Arkados:
Attn: Connie Lin	Attn: Terrence DeFranco
22, Chungshan North Road, 3rd Section Taipei, Taiwan 104	211 Warren Street, Suite 320 Newark, New Jersey 07103
Fax: +886 2 25863580	Fax: 862-203-2983
Phone: +886 2 25925252 ext. 2865 Email: conniel@tatung.com	Phone: (862) 373-1988 Email: tmdefranco@arkadosgroup.com

13.7.	No Assignment. This Agreement will be binding upon, and inure to the benefit of, the permitted successors-in-interest of a party hereto who agree in writing, for the express benefit of the other party, to assume all of the obligations of such party under this Agreement; provided, however, that this Agreement and the rights and obligations under this Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party, which consent will not unreasonably be withheld or delayed. Notwithstanding the foregoing, a party may assign this Agreement to any corporate parent, affiliate or subsidiary or purchaser of the majority of its stock or assets without the prior written consent of the other party. Notwithstanding the foregoing, any assignment shall not materially adversely affect the performance of this Agreement. Any assignment or attempted assignment of this Agreement not permitted by this Section will be void.

13.8.	Governing Law and Forum Selection. This Agreement will be governed by and construed in accordance with the internal laws of the State of California without regard to the conflicts of laws provisions thereof. Each party waives its right to a jury trial in any matter arising out of or relating to this Agreement.

13.9.	Force Majeure. Neither party will be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, except for Licensee’s obligations to pay Arkados under this Agreement, to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including any act of God, fire, natural disaster, accident, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, shortages in the marketplace, or any acts, omissions or delays in acting by any governmental authority or the other party.

13.10.	No Joint Venture or Agency. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties. Except as expressly set forth in this Agreement, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other party, and the relationship of the parties is, and at all times will continue to be, that of independent contractors. A party's employees, agents or representatives are not employees or agents of the other party and are not entitled to any of the other party's benefits. Neither party shall be responsible for payment of the other party's workers' compensation, disability benefits or unemployment insurance, nor shall it be responsible for withholding or paying employment related taxes for the other party or its employees.

13.11.	No Third Party Beneficiary. This Agreement is made and entered into for the sole protection and benefit of the parties to this Agreement and is not intended to convey any rights or benefits to any third party, nor will this Agreement be interpreted to convey any rights or benefits to any person except the parties to this Agreement.

13.12.	Further Assurances. Each of the parties will from time to time, at the request of the other party and without further consideration, execute and deliver other documents and take other actions as the other party may reasonably request to consummate more effectively the transactions contemplated by this Agreement.

13.13.	No Other Representations and Warranties. Each party acknowledges that it has entered into this Agreement based solely upon the express representations and warranties set forth in this Agreement.

13.14.	Compliance With Laws. This Agreement and the performance of this Agreement is subject to all present and future applicable laws, rules, orders, statutes and regulations of governmental authorities having jurisdiction over the parties, the products or software provided to Licensee. In particular, any software, including technical data, is subject to U.S. export control laws and restrictions, including the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries. Licensee agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain licenses to export, re-export, or import software. Both parties will comply with all applicable laws, rules, orders, statutes, and regulations.

13.15.	No Implied Waiver. No term, provision or clause of this Agreement shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and executed by a duly authorized representative of each party. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any different or subsequent breach.

13.16.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and when taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties to this Agreement, each acting under due and proper authority, have executed this Agreement as of the Effective Date.

ARKADOS, INC.	TATUNG CO.

By: /s/ Terrene DeFranco	By:	/s/ Connie Lin
Name: Terrence DeFranco	Name:	Connie Lin
Title: Chief Executive Officer	Title:	General Manager